Exhibit 99.1

SYNCHRONY FINANCIAL
MONTHLY CHARGE-OFF AND DELINQUENCY STATISTICS
AS OF AND FOR EACH OF THE THIRTEEN MONTHS ENDED
(unaudited, $ in billions)

The following table provides monthly charge-off and delinquency statistics as of and for each of the thirteen months ended February 28, 2023.
The year over year increase in the over-30 day loan delinquencies as a percentage of period-end loan receivables (the “30+ delinquency rate”) at February 28, 2023 and the year over year increase in net charge-offs for the month ended February 28, 2023 reflect the normalization of credit trends.

	Feb 28, 2023	Jan 31, 2023	Dec 31, 2022	Nov 30, 2022	Oct 31, 2022	Sep 30, 2022	Aug 31, 2022	Jul 31, 2022	Jun 30, 2022	May 31, 2022	Apr 30, 2022	Mar 31, 2022	Feb 28, 2022

Period-end loan receivables	$90.7	$91.5	$92.5	$90.0	$87.4	$86.0	$85.0	$84.1	$82.7	$81.5	$79.7	$78.9	$78.5
Loan receivables held for sale	$—	$—	$—	$—	$—	$—	$—	$—	$—	$3.5	$4.0	$4.0	$3.9
Average loan receivables, including held for sale	$90.8	$91.3	$91.2	$87.8	$86.2	$85.2	$84.0	$82.9	$83.5	$83.8	$82.9	$82.0	$82.6

30+ days past due as a % of period-end loan receivables	3.9%	3.8%	3.7%	3.6%	3.4%	3.3%	3.1%	2.9%	2.7%	2.7%	2.7%	2.8%	2.9%

Net charge-offs (annualized) as a % of average loan receivables, including held for sale(1)	4.7%	4.2%	3.5%	3.6%	3.4%	2.9%	3.1%	3.0%	2.9%	2.7%	2.7%	2.9%	2.8%
Recovery adjustment(2)	—%	0.1%	(0.1)%	0.1%	—%	0.1%	—%	—%	(0.2)%	0.2%	(0.1)%	0.2%	—%
Adjusted net charge-offs as a % of average loan receivables, including held for sale(3)	4.7%	4.3%	3.4%	3.7%	3.4%	3.0%	3.1%	3.0%	2.7%	2.9%	2.6%	3.1%	2.8%

(1) Charge-offs are executed on charge-off cycle dates which occur on various days during each calendar month. The number of different charge-off cycle dates in each month varies based on such factors as the calendar and the timing of billing cycles. As a result, the amount of charged-off loan receivables can vary between monthly periods with no corresponding change in the performance of the portfolio. The following table sets forth the number of different charge-off cycle dates for our consumer credit card loan receivables, which represent approximately 95% of total period end loan receivables at February 28, 2023, for the calendar months indicated.
	2022	2023
January	28	30
February	28	28
March	28	28
April	26	28
May	30	29
June	28	27
July	28	28
August	29	28
September	27	26
October	28	30
November	29	28
December	25	28
(2) Represents adjustment to allocate recoveries, including debt sales, evenly across the three calendar months of each respective quarterly reporting period. The adjustments for periods other than for the last month of each calendar quarter incorporate estimated recoveries for the applicable full quarterly reporting period. Such estimates are subject to change within each applicable quarter and may differ from actual quarterly results.
(3) Adjusted net charge-offs represent a non-GAAP financial measure. Adjusted net charge-offs as a % of average loan receivables, including held for sale, represent the Company's net charge-off rate for each month including the 'recovery adjustment' defined above. We believe the presentation of this measure is useful to investors as it represents a monthly measure which is more indicative of both our quarterly and annual net charge-off rates.
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